                                                                    Exhibit 12.1

                                   AT&T Corp.
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)
                                  (Unaudited)

                                       For the three
                                       months ended     For the years ended December 31,
                                       March 31, 2002  2001    2000     1999      1998     1997
                                       --------------  ----   ------   -------   ------   ------
Income from continuing operations
  before income taxes                    $   460         --   $2,414   $10,781   $8,151   $6,888
Add distributions of less                      1
  than 50% owned affiliates                              --       12        73       61        4
Add fixed charges, excluding
  capitalized interest and
  dividend requirements on
  subsidiary preferred stock and
  interest on trust preferred                822         --    3,203     1,709      479      534
  securities
Total earnings from continuing
  operations before income taxes
  and fixed charges                       $1,283         --   $5,629   $12,563   $8,691   $7,426
Fixed Charges:
Total interest expense                    $  767         --   $2,964   $ 1,503   $  293   $  304
Capitalized interest                          23         --      177       143      106      100
Interest portion of rental
  expense                                     55         --      239       206      186      230
Dividend requirements on
  subsidiary preferred stock and
  interest on trust preferred
  securities                                 103         --      353       179       --       --
Total fixed charges                       $  948         --   $3,733   $ 2,031   $  585   $  634

Ratio of earnings to fixed
  charges                                    1.4        (a)      1.5       6.2     14.9     11.7

(a) AT&T's loss for the year ended December 31, 2001 was inadequate to cover fixed charges, dividend requirements on subsidiary preferred stock and interest on trust preferred securities in the amount of $1.6 billion.